Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

-Or-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

FOURTH QUARTER 2008 AND FULL YEAR FFO OF $1.30 PER SHARE

AND $6.19 PER SHARE

Fourth Quarter Highlights

•                  Fourth quarter FFO totaled $1.30 per share (diluted) compared to $1.24 per share (diluted) during the fourth quarter of 2007, an increase of 4.8%.  FFO for the twelve months ended December 31, 2008 increased 7.1% over the same period in the prior year to $6.19 per share (diluted).

•                  Net income available to common stockholders for the fourth quarter of 2008 totaled $1.60 per share (diluted) compared to $2.16 per share (diluted) in the same period in the prior year. Net income available to common stockholders for the twelve months ended December 31, 2008 totaled $6.69 per share (diluted) compared to $10.78 per share (diluted) in the prior year.

•                  Signed approximately 1.3 million square foot lease extension with Viacom International, Inc. at 1515 Broadway. Occupancy at quarter end for the Manhattan portfolio was 96.7%.

•                  Signed an additional 37 Manhattan office leases totaling 248,690 square feet with average starting rent of $71.49 during the fourth quarter.  Average Manhattan office starting rents increased by 64.5% on these leases over previously fully escalated rents.

•                  Recognized combined same-store GAAP NOI growth of 4.2% during the fourth quarter, including 5.3% from the consolidated same-store properties and (0.1%) from the unconsolidated joint venture same-store properties. These amounts include approximately $7.4 million of additional accounts receivable reserves recorded during the quarter.  Excluding these reserves combined same-store GAAP NOI growth was 9.8%.

•                  Repurchased approximately $348.6 million of the Company’s convertible bonds, realizing gains on early extinguishment of debt aggregating approximately $117.9 million. Approximately $86.0 million of these repurchases settled in 2009.

•                  Sold $99.7 million of structured finance investments and realized net gains of approximately $9.3 million.  Separately, recorded approximately $84.8 million of loan loss reserves, primarily against non-New York City structured finance investments.

•                  Closed on the previously announced sale of 1372 Broadway for $274.0 million generating a gain of $238.6 million, including approximately $211.1 million of which had previously been deferred.

•                  Entered into an agreement with Gramercy Capital Corp. (NYSE: GKK) to sell 100% of 55 Corporate Drive, NJ for $230.0 million, which will result in a gain of approximately $5.4 million on the Company’s 50% interest.

•                  Settled the RSVP investment resulting in a gain of approximately $6.9 million.

•                  Reached an agreement for Gramercy to obtain lender consent in order to finalize the internalization. This included the reimbursement of approximately $5.1 million of incentive fees previously recognized.  SL Green also expensed its approximately $14.9 million investment in GKK Manager LLC.

•                  Due to market conditions, the Company recognized a loss on its investment in Gramercy of approximately $147.5 million.

Summary

New York, NY, January 26, 2009 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $77.0 million, or $1.30 per share (diluted), for the fourth quarter ended December 31, 2008, an increase of 4.8% compared to $1.24 per share (diluted) for the same quarter in 2007.  The Company also reported FFO of $6.19 per share (diluted) for the twelve months ended December 31, 2008, a 7.1% increase over $5.78 per share (diluted) for the same period in 2007.

Net income available to common stockholders totaled $91.6 million, or $1.60 per share (diluted), for the fourth quarter and $389.9 million, or $6.69 per share (diluted), for the twelve months ended December 31, 2008, compared to $128.7 million and $640.5 million for the respective periods in 2007.  The results for the three and twelve months ended December 31, 2008 include gains on sale of $4.01 per share (diluted) and $7.45 per share (diluted), respectively, compared to gains on sale of $1.93 per share (diluted) and $8.62 per share (diluted) for the same periods in 2007.

Operating and Leasing Activity

For the fourth quarter of 2008, the Company reported revenues and EBITDA of $276.1 million and $141.3 million, respectively, an increase of $23.1 million, or 9.1%, and a decrease of $4.9 million, or 3.4%, respectively, compared to the same period in 2007.  During the quarter, the Company had strong leasing activity at 317 Madison Avenue, 420 Lexington Avenue, 1185 Avenue of the Americas, 1515 Broadway, 750 Third Avenue, 360 Hamilton Avenue and 115-117 Stevens Avenue.  Same-store GAAP NOI on a combined basis increased by 4.2% for the fourth quarter when compared to the same quarter in 2007, with the consolidated properties increasing 5.3% to $110.6 million and the unconsolidated joint venture properties decreasing 0.1% to $28.1 million. These amounts include approximately $7.4 million of additional accounts receivable reserves recorded during the quarter. Excluding these reserves combined same-store GAAP NOI growth was 9.8%.

Average starting Manhattan office rents of $71.49 per rentable square foot on the 248,690 square feet of leases signed during the fourth quarter represented a 64.5% increase over the previously fully escalated rents.  This excludes the early renewal of approximately 1.3 million square feet with Viacom.

Occupancy for the Manhattan portfolio at December 31, 2008 was 96.7%, an increase from 96.5% at September 30, 2008.  During the quarter, the Company signed 53 leases in the Manhattan portfolio totaling 1,540,008 square feet, of which 42 leases and 1,521,146 square feet represented office leases.

Average starting Suburban office rents of $29.35 per rentable square foot for the fourth quarter represented a 1.7% increase over the previously fully escalated rents.  Occupancy for the Suburban portfolio decreased modestly from 91.9% at September 30, 2008 to 90.8% at December 31, 2008.  During the quarter, the Company signed 19 leases in the Suburban portfolio totaling 154,319 square feet, of which 18 leases and 153,819 square feet represented office leases.

Significant leasing activities during the fourth quarter included:

•                  Early renewal with Viacom International, Inc. for approximately 1,272,456 square feet at 1515 Broadway.

•                  New lease with WURK Times Square LLC for approximately 64,788 square feet at 1515 Broadway.

•                  New lease with News Corp. for approximately 54,472 square feet at 1185 Avenue of the Americas.

•                  Early renewal with Thompson Reuters for approximately 52,000 square feet at 115-117 Stevens Avenue, Westchester.

•                  Early renewal with Merrill Lynch for approximately 30,500 square feet at 360 Hamilton Avenue, Westchester.

Real Estate Investment Activity

The Company and Gramercy entered into an agreement to sell 100% of 55 Corporate Drive, NJ for $230.0 million, including the assumption by the buyer of the in-place mortgage indebtedness.  The sale, which is subject to customary closing conditions, is expected to close during the first quarter of 2009.

In October 2008, the Company with its joint venture partner, closed on the sale of the 525,000 square foot office property at 1372 Broadway for $274.0 million.  The Company recognized a gain of $238.6 million in the fourth quarter of 2008, including approximately $211.1 million of which had been deferred from the Company’s sale of 85% of the property in July 2007.

Financing and Capital Activity

The Company repurchased approximately $348.6 million of its convertible bonds, realizing gains on early extinguishment of debt aggregating approximately $117.9 million. Approximately $86.0 million of these repurchases settled in 2009 and approximately $29.4 million of the gains will be recognized in 2009.

Structured Finance Activity

The Company’s structured finance investments totaled $747.9 million on December 31, 2008, a decrease of approximately $179.0 million from the balance at September 30, 2008. During the fourth quarter of 2008, the Company sold approximately $99.7 million of structured finance investments and realized net gains of approximately $9.3 million.  During the fourth quarter of 2008, the Company recorded $84.8 million in loan loss reserves primarily against its non-New York City structured finance investments.  The structured finance investments currently have a weighted average maturity of 5.5 years and a weighted average yield for the quarter ended December 31, 2008 of 10.34%.

Investment in Gramercy Capital Corp.

At December 31, 2008, the book value of the Company’s investment in Gramercy Capital Corp. totaled $8.0 million. Fees earned from various management arrangements between the Company and Gramercy totaled approximately $6.0 million for the quarter ended December 31, 2008 and $35.4 million for the twelve months ended December 31, 2008. These amounts were reduced by approximately $5.1 million of incentive fees returned, pursuant to a written agreement, to Gramercy in the fourth quarter of 2008.  During the quarter, the Company waived its right to receive incentive fees and CDO collateral management fees.  The Company’s share of FFO generated from its investment in Gramercy has been estimated at approximately $5.7 million and $21.0 million for the three and twelve months ended December 31, 2008, respectively, compared to $5.6 million and $21.9 million for the same periods in the prior year.

During the fourth quarter, the Company reached an agreement for Gramercy to obtain lender consent in order to finalize the internalization. This included the reimbursement of approximately $5.1 million of incentive fees previously recognized, payable in a combination of cash and GKK stock. SL Green also expensed it’s approximately $14.9 million investment in GKK Manager LLC.  Due to market conditions, the Company also recognized a loss on its investment in Gramercy of approximately $147.5 million.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy.  For the quarter and year ended December 31, 2008, the Company’s MG&A included approximately $0.1 million and $16.3 million, respectively, of costs associated with Gramercy compared to $2.4 million and $12.0 million for the same periods in the prior year.  The fourth quarter MG&A also includes the reversal of certain incentive compensation that had been accrued during the first nine months of 2008.

During the fourth quarter, the Company and certain of its employees agreed to cancel, without compensation, certain employee stock options as well as a portion of the Company’s 2006 long-term outperformance plan. These cancellations resulted in a non-cash MG&A charge of approximately $18.0 million in the fourth quarter.

Dividends

During the fourth quarter of 2008, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.375 per share of common stock. Dividends were paid on January 15, 2009 to stockholders of record on the close of business on January 2, 2009.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period October 15, 2008 through and including January 14, 2009. Distributions were made on January 15, 2009 to stockholders of record on the close of business on January 2, 2009. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio web cast on Tuesday, January 27, 2009 at 2:00 pm ET to discuss the financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s web site, www.slgreen.com, under “financial reports” in the investors’ section of the website.

The live conference will be webcast in listen-only mode on the Company’s web site under “event calendar & webcasts” in the investors’ section of the website and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 866.383.8008 Domestic or 617.597.5341 International, using the pass-code SL Green.

A replay of the call will be available through February 4, 2009 by dialing 888.286.8010 Domestic or 617.801.6888 International, using the pass-code 92395386.

Supplemental Information

The Supplemental Package outlining the Company’s fourth quarter and full year 2008 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of December 31, 2008, the Company owned 29 New York City office properties totaling approximately 23,211,200 square feet, making it New York’s largest office landlord. In addition, at December 31, 2008, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 400,212 square feet, two development properties encompassing approximately 363,000 square feet and two land interests, along with ownership interests in 34 suburban assets totaling 7,656,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 7 and 9 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital and credit  market conditions, tenant or borrower bankruptcies and defaults, compliance with financial covenants, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Rental revenue, net	$193,289	$183,412	$777,284	$665,707
Escalations & reimbursement revenues	31,321	25,743	123,598	109,517
Preferred equity and investment income	42,028	20,689	119,091	91,004
Other income	9,465	23,167	96,888	150,921
Total revenues	276,103	253,011	1,116,861	1,017,149

Equity in net income from unconsolidated joint ventures	10,422	14,049	59,961	46,765
Gain on early extinguishment of debt	88,541	—	88,541	—

Expenses:
Operating expenses	60,168	57,595	229,712	209,420
Ground rent	7,709	8,683	31,494	32,389
Real estate taxes	30,300	30,180	127,130	121,594
Loan loss and other investment reserves	101,732	—	115,882	—
Marketing, general and administrative	33,895	24,444	120,886	105,044
Total expenses	233,804	120,902	625,104	468,447

Earnings Before Interest, Depreciation and Amortization (EBITDA)	141,262	146,158	640,259	595,467
Interest expense	71,358	69,795	281,766	251,537
Amortization of deferred financing costs	1,663	1,705	6,436	15,893
Depreciation and amortization	55,698	51,971	217,624	175,171
Loss on equity investment in marketable securities	(147,489)	—	(147,489)	—
Net income (loss) from Continuing Operations	(134,946)	22,687	(13,056)	152,866
Income (loss) from Discontinued Operations, net of minority interest	(142)	2,142	(2,034)	17,458
Gain on sale of Discontinued Operations, net of minority interest	229,494	114,697	335,097	481,750
Equity in net gain on sale of interest in unconsolidated joint venture	—	—	103,014	31,509
Minority interests	2,114	(5,891)	(13,262)	(23,173)
Preferred stock dividends	(4,969)	(4,969)	(19,875)	(19,875)
Net income available to common stockholders	$91,551	$128,666	$389,884	$640,535

Net income per share (Basic)	$1.60	$2.18	$6.72	$10.90
Net income per share (Diluted)	$1.60	$2.16	$6.69	$10.78

Funds From Operations (FFO)
FFO per share (Basic)	$1.30	$1.25	$6.21	$5.85
FFO per share (Diluted)	$1.30	$1.24	$6.19	$5.78

FFO Calculation:
Net income from continuing operations	$(134,946)	$22,687	$(13,056)	$152,866
Add:
Depreciation and amortization	55,698	51,971	217,624	175,171
FFO from Discontinued Operations	351	4,225	3,500	30,062
FFO adjustment for Joint Ventures	13,702	3,201	40,266	20,635
Loss on equity investment in marketable securities	147,489	—	147,489	—
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)	(19,875)	(19,875)
Depreciation of non-real estate assets	(281)	(210)	(974)	(902)
FFO before minority interests – BASIC and DILUTED	$77,044	$76,905	$374,974	$357,957

Basic ownership interest
Weighted average REIT common shares for net income per share	57,071	59,031	57,996	58,742
Weighted average partnership units held by minority interests	2,340	2,340	2,340	2,446
Basic weighted average shares and units outstanding for FFO per share	59,411	61,371	60,336	61,188
Diluted ownership interest
Weighted average REIT common share and common share equivalents	57,120	59,577	58,258	59,439
Weighted average partnership units held by minority interests	2,340	2,340	2,340	2,446
Diluted weighted average shares and units outstanding	59,460	61,917	60,598	61,885

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,386,090	$1,436,569
Buildings and improvements	5,544,019	5,924,626
Building leasehold and improvements	1,259,472	1,249,093
Property under capital lease	12,208	12,208
	8,201,789	8,622,496
Less accumulated depreciation	(546,545)	(381,510)
	7,655,244	8,240,986
Assets held for sale	184,035	41,568
Cash and cash equivalents	726,889	45,964
Restricted cash	105,954	105,475
Tenant and other receivables, net of allowance of $16,898 and $13,932 in 2008 and 2007, respectively	30,882	49,015
Related party receivables	7,676	13,082
Deferred rents receivable, net of allowance of $19,648 and $13,400 in 2008 and 2007, respectively	145,561	136,595
Structured finance investments, net of discount of $18,764 and $30,783 in 2008 and 2007, respectively	679,814	805,215
Investments in unconsolidated joint ventures	975,483	1,438,123
Deferred costs, net	133,052	134,354
Other assets	339,763	419,701
Total assets	$10,984,353	$11,430,078

Liabilities and Stockholders’ Equity
Mortgage notes payable	$2,591,358	$2,844,644
Revolving credit facility	1,389,067	708,500
Term loans and unsecured notes	1,535,948	2,069,938
Accrued interest and other liabilities	70,692	45,194
Accounts payable and accrued expenses	133,098	180,898
Deferred revenue/gain	427,936	819,022
Capitalized lease obligation	16,704	16,542
Deferred land lease payable	17,650	16,960
Dividend and distributions payable	26,327	52,077
Security deposits	34,561	35,021
Liabilities related to assets held for sale	106,534	—
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	6,449,875	6,888,796
Commitments and contingencies	—	—
Minority interest in other partnerships	531,408	632,400
Minority interest in operating partnership	91,334	82,007
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at December 31, 2008 and December 31, 2007, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at December 31, 2008 and December 31, 2007, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 60,404 and 60,071 issued and outstanding at December 31, 2008 and December 31, 2007, respectively (inclusive of 3,360 and 1,312 shares held in Treasury at December 31, 2008 and December 31, 2007, respectively)	604	601
Additional paid - in capital	2,999,456	2,931,887
Treasury stock-at cost	(302,705)	(150,719)
Accumulated other comprehensive income	(56,992)	4,943
Retained earnings	1,023,071	791,861
Total stockholders’ equity	3,911,736	3,826,875
Total liabilities and stockholders’ equity	$10,984,353	$11,430,078

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	December 31,
	2008	2007
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	23,211	24,728
Portfolio percentage leased at end of period	96.7%	96.6%
Same-Store percentage leased at end of period	95.8%	95.6%
Number of properties in operation	29	32

Office square feet leased during quarter (rentable)	1,521,146	282,490
Average mark-to-market percentage-office	16.65%	42.7%
Average starting cash rent per rentable square foot-office	$56.34	$65.68

(1)  Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Earnings before interest, depreciation and amortization (EBITDA):	$141,262	$146,158	$640,259	$595,467
Add:
Marketing, general & administrative expense	33,895	24,444	120,886	105,044
Operating income from discontinued operations	2,010	5,933	10,767	39,448
Loan loss and other investment reserves	101,732	—	115,882	—
Less:
Non-building revenue	(49,258)	(32,958)	(196,362)	(219,224)
Gain on early extinguishment of debt	(88,541)	—	(88,541)	—
Equity in net income from joint ventures	(10,422)	(14,049)	(59,961)	(46,765)
GAAP net operating income (GAAP NOI)	130,678	129,528	542,930	473,970

Less:
Operating income from discontinued operations	(2,010)	(5,933)	(10,767)	(39,448)
GAAP NOI from other properties/affiliates	(76,406)	(70,005)	(320,325)	(226,051)
Same-Store GAAP NOI	$52,262	$53,590	$211,838	$208,471

* See page 7 for a reconciliation of FFO and EBITDA to net income.

SL GREEN REALTY CORP.

Fourth Quarter FFO

Excluding Non-Recurring Items

(Amounts in thousands, except per share data)

	Three Months Ended December 31, 2008
	Dollars	Per Share
As reported FFO	$77,044	$1.30
Add:
Loan loss and other investment reserves	101,732	1.71
MG&A adjustments	11,956	0.20
Straight-line receivable additional reserves	5,000	0.08
Less:
Gains on early extinguishment of debt	(88,541)	(1.49)
Net gains on the sales/settlement of structured finance investments	(16,194)	(0.27)
Company’s share of Gramercy FFO	(5,710)	(0.10)
NOI from discontinued operations	(2,010)	(0.03)
FFO as adjusted	$83,277	$1.40